Exhibit 99.02

Vocera Names Justin Spencer as Executive Vice President and Chief Financial Officer

SAN JOSE, Calif. — July 31, 2014 — Vocera Communications, Inc. (NYSE: VCRA), the leading provider of integrated, intelligent communication solutions for mission-critical mobile environments, today named Justin Spencer as executive vice president and chief financial officer (CFO), effective August 11, 2014.

“Justin has a proven track record excelling in technology companies with both hardware and software products, and building trusted partnerships with board members, sell-side analysts and investors,” said Brent Lang, president and chief executive officer of Vocera. “As we continue to expand our footprint in healthcare and other vertical markets and geographies, Justin’s experience and expertise will prove to be an important asset to Vocera. I’m excited to have him on board.”

Bio Highlights:

•	Prior to joining Vocera, Mr. Spencer was the CFO and executive vice president of finance and administration for five years at Symmetricom, Inc. (NASDAQ: SYMM), recently acquired by Microsemi, where he led all finance, investor relations, legal and information technology activities with teams located in the United States, Europe and Asia Pacific.

•	From November 2002 to June 2008, Mr. Spencer worked at Covad Communications Group, Inc. (NASDAQ: COVD) in various capacities across product management, corporate development, financial planning, and as executive vice president and CFO, overseeing all finance, accounting and investor relations activities. He oversaw initiatives to expand the company’s product portfolio into cloud-based voice and wireless services for small and medium-sized businesses.

•	Mr. Spencer also worked in strategy and product management roles at Hewlett Packard (HP) from September 2000 to November 2002, highlighted by the successful launch of HP’s first global wireless strategy.

•	Mr. Spencer earned a bachelor’s degree in accounting from the University of Utah and a master’s degree from The Wharton School of Business.

“Vocera is perfectly poised to capitalize on emerging communication trends and expand its product offerings into new markets within the United States and internationally,” said Mr. Spencer. “It is an exciting and pivotal time at Vocera. I am thrilled to be part of the company’s future endeavors and growth.”

Mr. Lang has been appointed to serve as interim chief financial officer until the arrival of Mr. Spencer.

About Vocera

Vocera empowers integrated, intelligent communication in healthcare, hospitality, energy and other mission-critical mobile environments. Vocera is widely recognized for developing smarter ways to communicate that improve patient and customer satisfaction with the Vocera Communication and Care Experience solutions. Vocera provides technology innovations and thought leadership that humanize healthcare for patients, families and care teams and improve customer experience in more than 1,200 organizations worldwide. Vocera is headquartered in San Jose, Calif., with offices in San Francisco, Tennessee, Canada, India, Dubai and the United Kingdom. For more information, visit www.vocera.com and @VoceraCom on Twitter.

The Vocera logo is a trademark of Vocera Communications, Inc. Vocera® is a trademark of Vocera Communications, Inc. registered in the United States and other jurisdictions. All other trademarks appearing in this release are the property of their respective owners.

Media Contact:

Claire Baki

MSLGROUP

415.512.0770

Vocera@mslgroup.com